Exhibit 99.1

International Press Release
September 20, 2004

Asia Pay announces completion of Japan credit card processing network and completion of integration for United States clients

September 20, 2004 (Seattle, WA and Shenzhen, China) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has completed the development of the first phase of the Asia Pay Japan credit card processing network. The Asia Pay Japan phase 1 processing network is now live and able to process client transactions. Initial test transactions are underway and full commercial operations expected to follow in the near future.

The Asia Pay Japan network is currently able to process all Japan domestic cards and International Visa, MasterCard, AMEX, JCB, and Diners card transactions on behalf of Asia Pay merchant clients. This Asia Pay Japan system is one of the first of its' kind to provide Internet Protocol (IP) based transaction processing for Japan credit card transactions. Client requirements for the Asia Pay Japan system, primarily from DFS (Duty Free Stores), a subsidiary of Louis Vutton Moet Hennessy (LVMH), will be completed in full for final phase processing in November/December 2004.

As a result of going live on phase 1 of Asia Pay's Japan system, Asia Pay is now able to provide ongoing transaction processing to our initial Japanese client list.

In addition to the Asia Pay Japan transactions, Asia Pay has also completed client integration (United States credit card transaction processing) for two Hong Kong-based clients, CTUSA and Telecom Innovation Limited. Asia Pay expects revenues from these transactions to commence in the near future.

Matt Mecke, President and CEO of Asia Pay commented, "One of the core features of the Asia Pay system is that multinational merchants can provide IP based transaction data to Asia Pay from single or multiple locations wherever they may be located, pass the transactions to Asia Pay and Asia Pay can then provide for in country processing as well as regional processing from our transaction processing hub. Although we are announcing today our Japan processing system is live, we are focused on providing additional enhancements and support for the Japan system as well as for transactions into the United States and China. With this breadth of support we are beginning to build out a base of multinational clients who need specific in-country processing in China and Japan as well as multi-country Asia-specific processing"

About Asia Payment Systems
Asia Pay (NASD OTCBB: APYM) is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, and Shenzhen, China. Asia Pay is developing a credit card processing networks that provide clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:
www.asia-pay.com

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com